Exhibit 99.1

AURINIA PHARMACEUTICALS INC.

(the “Company”)

STOCK OPTION PLAN

AS RE-APPROVED BY THE SHAREHOLDERS OF THE COMPANY

ON MAY 7, 2014 AND AS AMENDED AS TO SECTION 2.2

BY THE SHAREHOLDERS OF THE COMPANY ON JUNE 8, 2016

ARTICLE 1

PURPOSE AND INTERPRETATION

Purpose

1.1    The purpose of the Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with the rules and policies of the Toronto Stock Exchange and any inconsistencies between this Plan and the TSX Policies whether due to inadvertence or changes in TSX Policies will be resolved in favour of the latter.

Definitions

1.2    In this Plan:

“Affiliate” has the meaning assigned by the TSX Policies;

“Black-out Period” means the period during which the relevant Optionee is prohibited from exercising an Option due to trading restrictions imposed by the Company in accordance with its securities trading policies governing trades in the Company’s securities;

“Board” means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

“Business Day” means a day that the TSX is open for trading;

“Change in Control” includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i)    any one Person holds a sufficient number of voting securities of the Company or the resulting company to affect materially the control of the Company or the resulting company, or,

(ii)    any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting securities of the company or the resulting company to affect materially the control of the Company or the resulting company, where such Person or combination of Persons did not previously hold a sufficient number of voting securities to affect materially control of the Company or the resulting company. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting securities of the Company or the resulting company is deemed to materially affect the control of the Company or the resulting company;

“Common Shares” means common shares in the capital of the Company providing such class is listed on the TSX;

“Company” means Aurinia Pharmaceuticals Inc. or any successor thereto, and includes an Affiliate;

“Consultant” means an individual or a consultant Company, other than an Employee, Officer or Director who:

(i)    provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company, other than services provided in relation to a Distribution;

(ii)    provides the services under a written contract between the Company and the individual or the Consultant Company;

(iii)    in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company; and

(iv)    has a relationship with the Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;

“Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner;

“Continuously Employed” shall mean the absence of any interruption or termination of service. Continuous Employment with the Company shall not be considered interrupted in the case of the sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between location of the Company; provided that the individual continues to be an Employee of the Company;

“Directors” means the directors of the Company as may be elected or appointed from time to time;

“Disability” shall mean any physical, mental or other health condition which substantially impairs the Optionee’s ability to perform his or her assigned duties for 120 days or more in any 240 day period or that can be expected to result in death. The Board shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Board. Upon making a determination of Disability, the Board shall, for the purposes of the Plan, determine the date of the Optionee’s termination of employment;

“Distribution” has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

“Employee” means:

(i)    an individual who is considered an employee under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source);

(ii)    an individual who works full-time for the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)    an individual who works for the Company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source, and may include an Officer;

“Exercise Price” means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

“Expiry Date” means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

“Grant Date” for an Option means the date of grant thereof by the Board;

“Insider” means an insider as defined in the TSX Policies;

“Investor Relations Activities” means generally any activities or communications that can reasonably be seen to be intended to or be primarily intended to promote the merits or awareness of or the purchase or sale of securities of the Company;

“Management Company Employee” means an individual employed by another individual or a corporation providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a corporation or individual engaged primarily in Investor Relations Activities;

“Market Price” means:

(i)    the closing trading price for the Common Shares on the TSX on the day immediately prior to the date of grant;

(ii)    if the Common Shares are not listed on the TSX, then the closing trading price for the Common Shares on any other stock exchange on which the Common Shares are listed (if the Common Shares are traded on more than one stock exchange, then the stock exchange on which a majority of Common Shares are traded) at the time of the grant; or

(iii)    if the Common Shares are not listed on a stock exchange, then the trading price determined by the Board using good faith discretion;

“Officer” means a duly appointed senior officer of the Company;

“Option” means the right to purchase Common Shares granted hereunder to a Service Provider;

“Option Commitment” means the notice of grant of an Option delivered by the Company hereunder to a service Provider and substantially in the form of Schedule “A” hereto;

“Optioned Shares” means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

“Optionee” means the recipient of an Option hereunder;

“Outstanding Shares” means at the relevant time, the number of outstanding Common Shares of the Company from time to time;

“Participant” means a Service Provider that becomes an Optionee;

“Person” means a company or an individual;

“Plan” means this Stock Option Plan, the terms of which are set out herein or as may be amended;

“Plan Shares” means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in §2.2;

“Regulatory Approval” means the approval of the TSX and any other securities regulatory authority that may have lawful jurisdiction over the Plan and any Options issued hereunder;

“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended from time to time;

“Service Provider” means an individual who is a bona fide Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company of which 100% of the share capital is beneficially owned by one or more individual Service Providers;

“Share Compensation Arrangement” means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;

“Shareholder Approval” means approval by a majority of the votes cast by eligible shareholders at a duly constituted shareholders’ meeting;

“Take Over Bid” means a take over bid as defined in the Securities Act;

“TSX” means The Toronto Stock Exchange and any successor thereto; and

“TSX Policies” means the rules, regulations and policies of the TSX as amended from time to time.

ARTICLE 2

STOCK OPTION PLAN

Establishment of Stock Option Plan

2.1    There is hereby established a stock option plan to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company.

Maximum Plan Shares

2.2    The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 12.5% of the Outstanding Shares at the time the Plan Shares are reserved for issuance, unless this Plan is amended pursuant to the requirements of the TSX Policies.

2.3    Unless otherwise determined in the discretion of the Board, the number of Plan Shares that may be reserved for issuance under the Plan to any one Optionee will not exceed 5% of the Outstanding Shares on a non-diluted basis, less any Common Shares reserved for issuance to such Optionee under Share Compensation Arrangements other than this Plan.

Eligibility

2.4    Options to purchase Common Shares may be granted hereunder to Service Providers from time to time by the Board. Service Providers that are corporate entities will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its shares, nor issue more of its shares so as to indirectly transfer the benefits of an Option, as long as such Option remains outstanding, unless the written permission of the TSX and the Company is obtained.

Options Granted Under the Plan

2.5    All Options granted under the Plan will be evidenced by an Option Commitment in the form attached to this Plan as Schedule “A”, showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.6    Subject to specific variations approved in accordance with this Plan, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Options Not Exercised

2.7    In the event an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issue. For greater certainty Options which are exercised thereupon increase the number available to the Plan by the relevant percentage of Outstanding Shares as provided hereunder.

Administration of Plan

2.8    The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder.

2.9    Without limiting the generality of the foregoing, but subject to the provisions of this Plan, the Board has the power to:

(a)	determine the Service Providers to whom Options are to be granted, to grant such Options, and, subject to the other terms of this Plan, to determine any terms and conditions, limitations and restrictions in respect of any particular Option grant;

(b)	allot Common Shares for issuance on connection with the exercise of Option; and

(c)	delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

Regulatory Approval

2.10    This Plan will be subject to the approval of any regulatory authority whose approval is required. Any Options granted under this Plan prior to such approvals being given will be conditional upon such approvals being given, and no such Options may be exercised unless and until such approvals are given.

Compliance with Legislation

2.11    The Company will not be required to issue any Common Shares under the Plan unless such issuance is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of any stock exchange upon which Common Shares of the Company are listed. The Company will not in any event be obligated to take any action to comply with any such laws, regulations, rules, orders or requirements.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

Exercise Price

3.1    The Exercise Price of an Option will be set by the Board at the time such Option is granted under this Plan, and cannot be less than the Market Price.

Term of Option

3.2    Subject to the application of §3.10, an Option can be exercisable for a maximum of 10 years from the Grant Date, unless otherwise determined in the discretion of the Board.

Vesting of Options

3.3    No Option shall be exercisable until it is vested. The vesting schedule of each Option will be as determined in the discretion of the Board at the time of the grant of the Option.

Optionee Ceasing to be Director, Officer, Employee or Service Provider

3.4    No Option may be exercised after the Optionee, if a Director or Officer, has ceased to be a Director or Officer or, if an Employee or other Service Provider has left the employ or service of the Company, except as follows:

(a)	in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the Expiry Date of such Option;

(b)	in the case of the Disability of an Optionee, any vested Option held by him at the date of Disability will become exercisable until the earlier of one year from the date of cessation of the Optionee’s employment or other office and the Expiry Date of such Option; and

(c)	subject to the other provisions of this §3.4, vested Options will expire 90 days after the date the Optionee ceases for any reason whatsoever to be employed by, provide services to, or be a Director or Officer of, the Company and all unvested Options will immediately terminate without right to exercise same;

but provided that in no event may the term of the Option exceed 10 years, unless determined in the discretion of the Board.

Acceleration of Vesting

3.5    Notwithstanding the provisions of §3.4(a) and §3.4 (b), if, in the case of an Optionee who is an Employee, that Optionee’s employment terminates by reason of death or Disability, any Option held by such Employee who has been Continuously Employed by the Company for a minimum of three (3) years shall become fully vested and exercisable and may thereafter be exercised during the term of the Option set forth in §3.4(a) and §3.4 (b).

3.6    Notwithstanding the provisions of §3.4(c), if an Optionee’s employment is terminated by the Company without cause then, provided that the Optionee has been Continuously Employed by the Company for a minimum of three (3) years, then all Options shall become fully vested and exercisable and may thereafter be exercised during the term of the Option set forth in §3.4(c).

3.7    Change in Control. In the event of a Change in Control or Take Over Bid, any and all Options that are outstanding at the time of the occurrence of such event shall become immediately vested and fully exercisable for the periods indicated (each such exercise period referred to as an “Acceleration Window”):

(a)	for a period of 45 days beginning on the date which any person together with all affiliates and associates of such person, becomes, after the date of this Plan, the beneficial owner of 20% or more of the Common Shares of the Company then outstanding;

(b)	beginning on the date that a tender or exchange offer for Common Shares by any person is first published or sent or given within the meaning of the takeover bid rules under Alberta securities legislation, and continue so long as such offer remains open (including any extensions or renewals of such offer), unless by the terms of such offer the Offeror, upon consummation thereof, would be the beneficial owner of less than 20% of the common shares of the Corporation then outstanding; or

(c)	for a period of 20 days beginning on the date on which the shareholders of the Company duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 20% of the outstanding Common Shares of the Company into securities of any entity, or cash, or property, or a combination of any of the foregoing.

The exercisability of any Option which remains unexercised following the expiration of an Acceleration Window shall be governed by the vesting schedule and all other terms of the Option Commitment respecting such Option.

Non Assignable

3.8    Subject to §3.4(a), all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.9    If there is a change in the outstanding Common Shares by reason of any share consolidation, or split, reclassification or other capital reorganization, or a stock dividend, arrangement, amalgamation, merger or combination, or any other change to, event affecting, exchange of or corporate change or transaction affecting the Common Shares, the Board will make, as it deems advisable and subject to requisite Regulatory Approval, appropriate substitution and/or adjustment in:

(a)	the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to this Plan;

(b)	the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to any outstanding unexercised Options, and in the exercise price for such shares or other securities or property; and/or

(c)	the vesting of any Options, including the accelerated vesting thereof on conditions the Board deems advisable,

and if the Company undertakes an arrangement or is amalgamated, merged or combined with another corporation, the Board will make such provision for the protection of the rights of Participants as it deems advisable.

Adjustment of Options Expiring During Black-out Period

3.10    Should the Expiry date for an Option fall within a Black-out Period, or within the period that is nine Business Days immediately following the expiration of a Black-out Period, such Expiry Date will be automatically adjusted without any further act or formality to that day which is the tenth Business Day after the end of the Black-out Period, such tenth Business Day to be considered the Expiry Date for such Option for all purposes under the Plan. Notwithstanding any other provision of this Plan, the tenth Business Day period referred to in this §3.10 may not be extended by the Board.

ARTICLE 4

COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1    Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein, subject to the terms and conditions hereof.

Manner of Exercise

4.2    An Optionee who wishes to exercise his Option may do so by delivering:

(a)	a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b)	cash, certified cheque or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired and the aggregate of any amounts required by law to be withheld by the Company on the exercise of such Option, or separate certified cheques or bank drafts for such Exercise Price and such amounts to be withheld.

Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such other procedures and conditions as it determines appropriate with respect to the payment, funding or withholding of amounts required by law to be withheld on the exercise of Options under this Plan.

Delivery of Certificate and Hold Periods

4.3    As soon as practicable after receipt of the notice of exercise described in §4.2 and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue to the Optionee the appropriate number of Optioned Shares. The transfer agent will either issue a certificate representing the Optioned Shares or a written notice in the case of uncertificated Common Shares. Such issued certificate or written notice, as the case may be, will bear a legend stipulating any resale restrictions required under applicable securities laws.

ARTICLE 5

AMENDMENTS TO PLAN OR OPTIONS

Amendments Generally

5.1    The Board may, at any time and from time to time, amend, suspend, terminate or discontinue the Plan or an Option, or revoke or alter any action taken pursuant to the Plan or an Option, except that no amendment, suspension, termination or discontinuance of the Plan will adversely alter or impair any Option without the written consent of the applicable participant and is subject to those provisions of applicable law (including, without limitation, the TSX Policies), if any, that require the approval of shareholders or any governmental or regulative body.

5.2    With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the board would have the authority to initially grant such award as so modified or amended.

Amendments by Board

5.3    Without limiting the generality of §5.1, the Board may make the following types of amendments to the Plan without seeking Shareholder Approval:

(a)	amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the TSX Policies);

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the vesting provisions of the Plan or any Option;

(e)	any amendment to the early termination provisions of the Plan or any Option, whether or not such Option is held by an Insider, provided such amendment does not entail an extension beyond the original Expiry Date;

(f)	any amendments necessary to suspend or terminate the Plan; and

(g)	any other amendment, whether fundamental or otherwise, not requiring Shareholder Approval under applicable Law (including, without limitation, the TSX Policies).

Amendments Requiring Shareholder Approval

5.4    The Board may not, without approval of the holders of a majority of the issued and outstanding equity securities of the Company present and voting in person or by proxy at a meeting of holders of such securities, amend the Plan or an Option to do any of the following:

(a)	increase the aggregate maximum percentage of Common Shares issuable under the Plan;

(b)	make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option at a reduced Exercise Price);

(c)	extend the term of any Option beyond the Expiry Date of the Option or allow for the Expiry Date of an Option to be greater than 10 years except as currently provided in connection with a Black-out Period;

(d)	permit assignments, or exercises other than by the applicable Participant, of Options beyond that contemplated by §3.4(a);

(e)	expand the definition of “Service Provider” or otherwise alter the conditions for eligibility for participation in the Plan;

(f)	amend the Plan to provide for any other types of compensation through equity issuance, unless the change to the Plan or an Option results from the application of §3.9; and

(g)	effect an amendment which is required to be approved by shareholders under applicable law (including, without limitation, the TSX Policies).

5.5    Where Shareholder Approval is sought for amendments under §5.4(b) or §5.4(c) above, the votes attached to Common Shares held directly or indirectly by Insiders benefiting from the amendment will be excluded. In the event of any conflict between §5.3 and §5.4 above, the latter will prevail to the extent of any conflict.

Amendment Subject to Approval

5.6    If the amendment of an Option requires Regulatory Approval or Shareholder Approval, such amendment may be made prior to such approvals being given, but no amended Options may be exercised unless and until such approvals are given.

ARTICLE 6

INSIDER PARTICIPATION LIMIT

Insider participation subject to Disinterested Shareholder Approval

6.1    None of the following actions will become effective without first obtaining Shareholder Approval:

(a)	Common Shares being issuable to Insiders under this Plan at any time, when combined with all of the Company’s other Share Compensation Arrangements, exceeding 10% of the Outstanding Shares; and

(b)	Common Shares issued to Insiders under this Plan, when combined with all of the Company’s other Share Compensation Arrangements, exceeding 10% of the Outstanding Shares in any 12 month period.

6.2    Where Shareholder Approval is sought for an action under §6.1, the votes attached to Common Shares held directly or indirectly by Insiders benefiting from the action will be excluded.

ARTICLE 7

GENERAL

Employment and Services

7.1    Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by a Service Provider will be voluntary.

No Representation or Warranty

7.2    The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of such participant and not the Company.

Interpretation

7.3    The Plan will be governed and construed in accordance with the laws of the Province of Alberta.

Effective Date of Plan

7.4    This Plan will be effective from and after the date upon which the Company first receives Shareholder Approval for the Plan, subject to TSX acceptance, and will remain effective provided that the Plan, or, if applicable, any amended version thereof receives Shareholder Approval, on or before each third annual general meeting of shareholders of the Company. This Plan will replace the then existing Amended Stock Option Plan dated for reference September 9, 2010 and the Employee Stock Option Plan

dated for reference June 15, 2009 (the “Previous Plans”). All validly outstanding options granted under the Previous Plans and existing at the time this Plan comes into effect will be subject to the terms of this Plan, and will be counted for the purposes of calculating what may be issued under this Plan. If the terms of this Plan adversely affect Optionees holding options granted under either or both of the Previous Plans, such options will be subject to such Previous Plan to the extent necessary only to avoid the adverse effect, but otherwise will be subject to the terms of this Plan.

Adoption of Plan

7.5    This Plan was adopted by the Board on May 25, 2012 and approved by the Shareholders of the Company on June 28, 2012 and re-approved by the Shareholders of the Company on May 7, 2014. This Plan was amended as to Section 2.2 by the Shareholders of the Company on June 8, 2016.

/s/ Stephen P. Robertson
CORPORATE SECRETARY